UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                ________
                                FORM 8-K

                           CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report(Date of earliest event reported) August 8, 2001

                             LANDS' END, INC.
           (exact name of registrant as specified in its charter)



        DELAWARE                  1-9769               36-2512786
     (State or other            (Commission          (I.R.S. Employer
      jurisdiction              File Number           Identification
     of incorporation                                    Number)


       Lands' End Lane, Dodgeville, Wisconsin             53595
       (Address of principal executive offices)        (Zip Code)


       Registrant's telephone number     608-935-9341
            including area code


















                     INFORMATION INCLUDED IN THIS REPORT

Item 5.  Other Events.

         Attached as Exhibit 99 to this report is a news release issued by Lands' End, Inc., announcing its second quarter results of fiscal year 2002 for the period ended July 27, 2001.

























































SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.









                                    LANDS' END, INC.



August 10, 2001             By: /S/ DONALD R. HUGHES
                                    Donald R. Hughes
                                    Senior Vice President &
                                    Chief Financial Officer

































										EXHIBIT 99

FOR IMMEDIATE RELEASE

LANDS' END REPORTS STRONG IMPROVEMENT
IN SECOND QUARTER EARNINGS

DODGEVILLE, WIS. ...  August 8, 2001 ... Lands' End, Inc. (LE), the direct merchant of classically styled apparel and home furnishings, today reported results for its second quarter of fiscal 2002, ended July 27, 2001.

     Total revenue for the second quarter just ended totaled $285.8 million, up 4 percent from $275.6 million in the same quarter last year. Net income for the quarter just ended was $3.0 million, and diluted earnings per share were $0.10, compared with a net loss of $1.9 million, or a diluted loss per share of $0.06, in the prior year.

     For the first six months of the current year, total revenue was $596.9 million, up 6 percent from total revenue of $561.5 million during the first half of last year. Net earnings in the first half of fiscal 2002 were $8.9 million, or diluted earnings per share of $0.30, compared with a net loss of $1.6 million, or a loss of $0.05 per diluted share, in the first six months of the prior fiscal year.

     The company's chief executive officer David Dyer said, "I am pleased with our top line sales performance, especially in light of the tough economic environment. These continued sales improvements reflect the strong customer acceptance of our reinvigorated product in our core businesses. I am equally pleased with our improvements in catalog productivity and initial margin."

          Segment merchandise sales data for second quarter
          (in millions)                       Percent
                                   2Q02  2Q01  Change
          Core business segment    $160  $151   + 6 %
          Specialty segment          72    72   + 1 %
          International segment      31    33   - 7 %
           Total merchandise sales $263  $256   + 3 %

          Internet                 $ 51  $ 39   +32 %
            Segment merchandise sales data excludes shipping and handling revenue. Internet merchandise sales are included in the respective business segments.


     Merchandise sales in the core business segment, represented by the primary monthly, prospecting and tailored clothing catalogs, were up 6 percent, led by strength in our coed and women's divisions. In the specialty business segment, Kids and Coming Home showed sales growth in the mid single digits, while Corporate Sales showed a single digit decline, primarily due to the continued slowdown in national business spending. In their local currencies, the U.K. and Germany had increased sales compared to last year's second quarter, while Japan's sales were down, primarily due to their lower level of liquidation sales this year compared with last year. However, when measured in U.S. dollars, the international business segment was down about 7 percent, primarily due to the effect of the strong dollar against weaker foreign currencies.

     Gross profit for the quarter just ended was $124.9 million, or 43.7 percent of total revenue, compared with $121.3 million, or 44.0 percent of total revenue, in the same quarter last year. During the quarter, we had higher initial merchandise margins, primarily associated with sourcing improvements. However, this improvement was more than offset by a 90 basis point reduction in gross margin due to the current second quarter's LIFO charge of $750,000, versus last year's second quarter LIFO credit of $1.5 million.

     Liquidation of excess inventory was about 8 percent of net merchandise sales during this year's second quarter, about flat with last year. Inventory at the end of the quarter was $232 million, up 12 percent from $207 million in the prior year. This reflects the planned earlier receipt of fall merchandise this year relative to last year. Inventory is currently in line with planned levels, and the quality of inventory is improved from the prior year. Our first-time fulfillment rate for the quarter just ended was about 88 percent, the same as last year's first quarter and consistent with our annual goal.

     For the second quarter just ended, selling, general and administrative expenses were $119.7 million, or 41.9 percent of total revenue, compared with $124.0 million, or 45.0 percent, in the similar period last year. The improvement in the SG&A ratio was due to a significant reduction in national TV advertising expenses, partially offset by an increase in magazine advertising, bringing our overall advertising spending more in line with recent historical levels. Additionally, stronger customer response resulted in increased productivity per catalog page, resulting in relatively lower catalog costs. These improvements were partially offset by higher bonus and profit-sharing expense, due to improved profitability.

BUSINESS OUTLOOK
     As previously stated, for fiscal 2002, a 53-week year that will end on February 1, 2002, the company expects that sales will increase in the single digit range, and we expect gross profit margin to show continued improvement compared to the prior year. As a result, we expect an increase in diluted earnings per share of at least 20 percent for the year as a whole.

     Because of our performance improvement for the first half, we are more confident that we can achieve the overall results stated in our guidance. With respect to our internal management plans, we expect to exceed last year's second half financial performance.

     Last year's third quarter saw the benefit of an early, cold fall/winter season and higher liquidation sales. In the third quarter of the current year, we anticipate about $15 million fewer liquidation sales as a result of the quality of our inventory position. In addition, compared with the prior year, we plan to somewhat reduce page circulation in the third quarter and somewhat increase it in the fourth quarter, resulting in flat circulation for the second half overall. Our sales and profit levels for the year are dependent on customer response and buying levels during our all-important November and December holiday season. Additionally, our optimism is somewhat guarded due to the continuing uncertainty in the U.S. economy, especially in the retail environment, and we have seen the direct effects of this in our Corporate Sales business-to-business division. In light of these facts, we are tightly managing our expenses while focusing on our best sales opportunities.

     For the full year, we plan capital expenditures of about $45 million, of which about $18 million has been spent during the first 6 months of fiscal 2002.

     Lands' End is a direct merchant of traditionally styled, classic products offered to customers around the world through regular mailings of its monthly and specialty catalogs and via the Internet at www.landsend.com.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Statements in this release that are not historical, including, without limitation, statements regarding our plans, expectations, assumptions, and estimations for fiscal 2002, gross profit margin, and earnings, as well as anticipated sales trends and future development of our business strategy, are considered forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to a number of factors. Currently, we believe that the principal factors that create uncertainty about our future results are the following: customer response to our merchandise offerings, circulation changes and other initiatives; the mix of our sales between full price and liquidation merchandise; overall consumer confidence and general economic conditions, both domestic and foreign; effects of weather on customer purchasing behavior; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs and fulfilling orders; dependence on consumer seasonal buying patterns; fluctuations in foreign currency exchange rates; and changes that may have different effects on the various sectors in which we operate (e.g., rather than individual consumers, the Corporate Sales Division, included in the specialty segment, sells to numerous corporations, and certain of these sales are for their corporate promotional activities). Our future results could, of course, be affected by other factors as well. More information about these risks and uncertainties may be found in the company's 10-K filings with the S.E.C.

     The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

WEBCAST ANNOUNCEMENT
     There will be a live, audio webcast of the company's conference call for the general public today at 9:30 CT. This call will cover the company's performance for the second quarter and its business outlook for the remainder of the year. Register and listen at http://www.videonewswire.com/event.asp?id=647. A playback will be available for one week.

     The conference call and webcast consist of copyrighted material that may not be recorded, reproduced, retransmitted, rebroadcast, stored or forwarded without Lands' End's express written permission. Your participation represents your consent to these terms and conditions. The call will be recorded by Lands' End, and your participation on this call also constitutes your consent to having any comments or statements you make appear on a transcript or broadcast of this call.


Contact Charlotte LaComb:  608-935-4835



                    PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF OPERATIONS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands, except per share data)

                            Three months ended     Six months ended
                            July 27,  July 28,    July 27,  July 28,
                              2001      2000        2001      2000

Revenue
  Net merchandise sales     $262,874  $255,545    $549,991  $521,590
  Shipping and handling
    revenue                   22,947    20,080      46,950    39,875
Total revenue                285,821   275,625     596,941   561,465

Cost of sales
  Cost of merchandise sales  137,389   132,674     292,302   277,820
  Shipping and handling
    costs                     23,575    21,683      47,838    42,609
Total cost of sales          160,964   154,357     340,140   320,429

Gross profit                 124,857   121,268     256,801   241,036
  Selling, general and
   administrative expenses   119,654   123,995     241,092   242,443

Income (loss) from
  operations                   5,203    (2,727)     15,709    (1,407)
Other income (expense):
  Interest expense              (250)     (217)       (483)     (347)
  Interest income                289       500         925     1,219
  Other                         (378)     (542)     (1,914)   (1,987)

  Total other expense, net      (339)     (259)     (1,472)   (1,115)

Income (loss) before income
  taxes                        4,864    (2,986)     14,237    (2,522)
Income tax provision
  (benefit)                    1,824    (1,105)      5,339      (933)

Net income (loss)           $  3,040  $ (1,881)   $  8,898  $ (1,589)

Basic earnings (loss)
  per share                 $   0.10  $  (0.06)   $   0.30  $  (0.05)
Diluted earnings (loss)
  per share                 $   0.10  $  (0.06)   $   0.30  $  (0.05)

Basic weighted average
  shares outstanding          29,415    30,295      29,398    30,246
Diluted weighted average
  shares outstanding          29,992    30,722      29,804    30,791











                       PRELIMINARY AND UNAUDITED

CONSOLIDATED BALANCE SHEETS
Lands' End, Inc. & Subsidiaries              July 27,     July 28,
(Dollars in thousands)                         2001         2000

Assets
Current assets:
  Cash and cash equivalents                  $ 10,211     $ 20,050
  Receivables, net                             13,531       15,986
  Inventory                                   232,041      206,854
  Prepaid advertising                          15,710       17,718
  Other prepaid expenses                       10,636        8,214
  Income tax receivable                         1,655        1,244
  Deferred income tax benefit                  10,973       10,661
Total current assets                          294,757      280,727

Property, plant and equipment, at cost:
  Land and buildings                          105,004      102,910
  Fixtures and equipment                      104,242      111,828
  Computer hardware and software              109,063       78,850
  Leasehold improvements                        4,646        4,453
  Construction in progress                     10,346            -
Total property, plant and equipment           333,301      298,041
  Less - accumulated depreciation
    and amortization                          143,775      129,112
Property, plant and equipment, net            189,526      168,929
Intangibles, net                                  645          659

Total assets                                 $484,928     $450,315

Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                            $ 20,354     $ 19,200
  Accounts payable                             76,437       79,822
  Reserve for returns                           5,512        5,388
  Accrued liabilities                          39,209       35,741
  Accrued profit sharing                        1,507          180
Total current liabilities                     143,019      140,331

Deferred income taxes                          16,790        9,117

Shareholders' investment:
  Common stock, 40,221 shares issued              402          402
  Donated capital                               8,400        8,400
  Additional paid-in capital                   32,506       31,541
  Deferred compensation                           (82)        (178)
  Accumulated other comprehensive income        3,710        3,824
  Retained earnings                           497,985      452,841
  Treasury stock, 10,782 and 9,926
    shares at cost, respectively             (217,802)    (195,963)
Total shareholders' investment                325,119      300,867
Total liabilities and
  shareholders' investment                   $484,928     $450,315




                       PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
Lands' End, Inc. & Subsidiaries                       Six Months Ended
(In thousands)                                       July 27,   July 28,
                                                       2001       2000
Cash flows from (used for) operating activities:
  Net income (loss)                                  $  8,898   $ (1,589)
    Adjustments to reconcile net income (loss) to
      net cash flows from operating activities:
        Depreciation and amortization                  12,469     11,629
        Deferred compensation expense                      39         58
        Loss on disposal of fixed assets                   24          -
        Deferred income taxes                           2,223          -
        Tax benefit of stock options                      598      1,832
        Changes in current assets and liabilities:
          Receivables, net                              6,277      1,767
          Inventory                                   (43,830)   (44,661)
          Prepaid advertising                           1,917     (1,146)
          Other prepaid expenses                         (921)    (2,398)
          Accounts payable                            (19,731)     5,312
          Reserve for returns                          (3,549)    (2,481)
          Accrued liabilities                            (626)    (6,896)
          Accrued profit sharing                         (850)    (2,580)
          Income taxes payable                        (14,868)   (11,499)
        Other                                          (2,264)     1,149
Net cash flows used for operating activities          (54,194)   (51,503)

Cash flows used for investing activities:
  Cash paid for capital additions                     (18,020)   (15,546)
Net cash flows used for investing activities          (18,020)   (15,546)

Cash flows from (used for) financing activities:
  Proceeds from (payments of) short-term debt           3,414      7,476
  Purchases of treasury stock                             (14)    (1,019)
  Issuance of treasury stock                            3,674      4,229
Net cash flows from financing activities                7,074     10,686

Net decrease in cash and cash equivalents             (65,140)   (56,363)
Beginning cash and cash equivalents                    75,351     76,413

Ending cash and cash equivalents                     $ 10,211   $ 20,050